EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No. 1	CUSIP No.: 59018YA76	PRINCIPAL AMOUNT 2,310 Units, $1,000 principal amount per Unit ($2,310,000 aggregate principal amount)

MERRILL LYNCH & CO., INC.

MEDIUM-TERM NOTE, SERIES C

Buffered Return Notes Linked to the Equally Weighted Index Basket

due October 29, 2010

(the “Notes”)

MERRILL LYNCH & CO., INC., a Delaware corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the Redemption Amount (as defined below) per Unit on October 29, 2010 (the “Stated Maturity Date”) in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.

The Basket

The Calculation Agent (as defined below) will calculate the value of the Equally Weighted Index Basket (the “Basket”), comprised of the S&P 500 Index price-weighted, the Dow Jones EURO STOXX Index price-weighted and the Nikkei 225 Index price-weighted (each a “Basket Component Index”, and together the “Basket Component Indices”) on the Valuation Date (as defined below) by summing the products of the closing level of each Basket Component Index on such Valuation Date and the Multiplier specified below applicable to each Basket Component Index.

Basket Component Index	Multiplier
S&P 500 Index	0.02250838
Dow Jones Euro STOXX 50 Index	0.00757555
Nikkei 225 Index	0.00190963

Payment on the Stated Maturity Date

On the Stated Maturity Date, a Holder shall receive a cash payment equal to, with respect to each Unit, the Redemption Amount per Unit.

Determination of the Redemption Amount

The “Redemption Amount” per Unit shall equal:

(i) If the Ending Value (as defined below) is greater than or equal to the Starting Value (as defined below):

$1,000 +	[	$1,000 ×	(	Ending Value – Starting Value	)	× Participation Rate	]	;
Starting Value

(ii) If the Ending Value is less than the Starting Value but is greater than or equal to the Threshold Value (as defined below), the $1,000 original public offering price per Unit; or

(iii) If the Ending Value is less than the Threshold Value:

[	$1,000 ×	(	Ending Value	×100%	)]	+ $200
Starting Value

The “Starting Value” equals 100.

The “Ending Value” shall equal the closing value of the Basket on the Valuation Date, provided that if a Market Disruption Event (as defined below) occurs on that date, then the Ending Value shall equal the closing value of the Basket determined on the next scheduled Basket Business Day (as defined below) (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances).

The “Threshold Value” equals 80.

The “Valuation Date” shall be the fifth scheduled Basket Business Day prior to the Stated Maturity Date.

The “Participation Rate” is 120%.

A “Basket Business Day” means any day on which the Basket Component Indices or any Successor Indices (as defined below) are calculated and published.

The “Calculation Agent” is Merrill Lynch, Pierce, Fenner & Smith Incorporated. All determinations made by the Calculation Agent, absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Note.

Payment of the Redemption Amount due on the Stated Maturity Date will be made in immediately available funds upon presentation and surrender of this Note at the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York.

If the Stated Maturity Date of this Note falls on a day that is not a Basket Business Day, the required payment of the Redemption Amount shall be made on the next succeeding Basket Business Day and no interest shall accrue as a result of such delayed payment with respect to the payment for the period from and after the Stated Maturity Date to the date of such payment on the next succeeding Basket Business Day.

Adjustments to the Index; Market Disruption Events

If at any time Standard & Poor’s, STOXX Limited or Nikkei, Inc. (each an “Index Publisher”) makes a material change in the formula for or the method of calculating its respective Basket Component Index or in any other way materially modifies that Basket Component Index so that the Basket Component Index does not, in the opinion of the Calculation Agent, fairly represent the value of that Basket Component Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value of the Basket is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to that Basket Component Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Basket Component Index, as so adjusted.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange on which the stocks included in the Basket Component Index trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Basket Component Index or any Successor Index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to a Basket Component Index as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Basket Component Index, or any Successor Index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the applicable Basket Component Index, or any Successor Index, shall not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the applicable Basket Component Index, or any Successor Index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts shall constitute a suspension of or material limitation on trading in futures or options contracts related to that Basket Component Index; and

(4)	a suspension of or material limitation on trading on the relevant exchange shall not include any time when that exchange is closed for trading under ordinary circumstances.

Discontinuance of the Index

If an Index Publisher discontinues publication of its respective Basket Component Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to that Basket Component Index (a “Successor Index”), then, upon the Calculation Agent’s notification of that determination to the Trustee (as defined below) and the Company, the Calculation Agent shall substitute such Successor Index as calculated by the Index Publisher or any other entity for the Basket Component Index and calculate the Ending Value as described above under “Determination of the Redemption Amount”. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice to be given to Holders of this Note.

In the event that an Index Publisher discontinues publication of its respective Basket Component Index and:

•	the Calculation Agent does not select a Successor Index; or

•	the Successor Index is not published on the Valuation Date,

the Calculation Agent shall compute a substitute level for that Basket Component Index in accordance with the procedures last used to calculate that Basket Component Index before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for a Basket Component Index as described below, the Successor Index or level shall be used as a substitute for that Basket Component Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If an Index Publisher discontinues publication of its respective Basket Component Index before the Valuation Date and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day (as defined below) until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent shall determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were the Valuation Date. The Calculation Agent shall cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day that on which (i) the Basket Component Indices or any Successor Indices, if any, that have not been discontinued, are calculated and published and (ii) with respect to the Basket Component Indices, or any Successor Indices, which have been discontinued, a day on which the applicable exchanges listing the stocks of companies used to calculate a substitute level for a Basket Component Index following a discontinuance, as discussed above, are open for trading.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Securities (hereinafter called the “Securities”) of the Company designated as its Medium-Term Notes, Series C. The Securities are issued and to be issued under an indenture (the “Indenture”) dated as of April 1, 1983, as amended and restated, between the Company and The Bank of New York (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

The Notes are issuable only in registered form without coupons in denominations of $20,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

This Note is not subject to any sinking fund.

In case an Event of Default (as defined in the Indenture) with respect to any Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the Redemption Amount per Unit, calculated as though the date of acceleration were the Stated Maturity Date.

In case of default in payment of this Note, whether on the Stated Maturity Date or upon acceleration, from and after such date this Note shall bear interest, payable upon demand of the Holders thereof, at the then current Federal Funds Rate (as defined below), reset daily, to the extent that such payment of interest shall be legally enforceable on the unpaid amount due and payable on such date in accordance with the terms of this Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1) the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2) if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at any time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount and interest on this Note at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and herein, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company and each Holder and beneficial owner (by acceptance hereof) hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat this Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Basket.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

Dated: April 30, 2007

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[FACSIMILE OF SEAL]

By:
John Thurlow Assistant Treasurer

The Bank of New York, as Trustee	Attest:

By:	By:
Authorized Officer		Judith A. Witterschein Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer

Identification No.) ____________________________________________________________________________________________

____________________________________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

____________________________________________________________________________________________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                          attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date

NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.